Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
By and Between
BANCORPSOUTH, INC.
And
CITY BANCORP
Dated as of October 31, 2006

TABLE OF CONTENTS

		PAGE
ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Conversion of City Bancorp Common Stock	2
1.5	Stock Options	5
1.6	Tax Matters	6
1.7	BancorpSouth Common Stock	6
1.8	Articles of Incorporation	6
1.9	Bylaws	7
1.10	Directors and Officers	7

ARTICLE II EXCHANGE OF SHARES		7
2.1	BancorpSouth to Make Shares and Cash Available	7
2.2	Exchange of Shares; Payment of Cash Consideration	7

ARTICLE III DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES		9
3.1	Disclosure Schedules	9
3.2	Standards	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CITY BANCORP		11
4.1	Corporate Organization	11
4.2	Capitalization	12
4.3	Authority; No Violation	13
4.4	Consents and Approvals	13
4.5	Reports	14
4.6	Financial Statements	14
4.7	Broker’s Fees	15
4.8	Absence of Certain Changes or Events	15
4.9	Legal Proceedings	15
4.10	Taxes	15
4.11	Employees	16
4.12	City Bancorp Information	20
4.13	Compliance with Applicable Law	20
4.14	Certain Contracts	20
4.15	Agreements with Regulatory Agencies	21
4.16	Business Combination Provision; Takeover Laws	21
4.17	Environmental Matters	21
4.18	Insurance	22
4.19	Loan Portfolio	22
4.20	Property	23
4.21	Certain Transactions	23
4.22	Business and Relationships	23
4.23	Books and Records	23
4.24	Reorganization	24
4.25	Securities Brokerage	25
4.26	Risk Management	23
4.27	Investment Securities and Commodities	24

i

		PAGE
4.28	Accuracy of Statements	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH		25
5.1	Corporate Organization	26
5.2	Capitalization	26
5.3	Authority; No Violation	27
5.4	Consents and Approvals	27
5.5	Reports	27
5.6	Reorganization	27
5.7	Financial Statements; SEC Reports	28
5.8	Absence of Certain Changes or Events	26
5.9	Legal Proceedings	26
5.10	BancorpSouth Information	26
5.11	Compliance with Applicable Laws	26
5.12	Insurance	26
5.13	Property	28

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		29
6.1	Covenants of City Bancorp	29
6.2	Covenants of BancorpSouth	32
6.3	Additional Covenants of City Bancorp	30
6.4	Additional Covenant of BancorpSouth	30

ARTICLE VII ADDITIONAL AGREEMENTS		32
7.1	Regulatory Matters	32
7.2	Access to Information	33
7.3	Shareholder Meeting	36
7.4	Affiliates	36
7.5	NYSE Listing	36
7.6	Employee Benefit Plans; Existing Agreements	36
7.7	Consents and Approvals	37
7.8	Additional Agreements	37
7.9	Reasonable Best Efforts	37
7.10	Tax-Free Qualification	37
7.11	Indemnification of City Bancorp Directors and Officers	38

ARTICLE VIII CONDITIONS PRECEDENT		39
8.1	Conditions to Each Party’s Obligation To Effect the Merger	39
8.2	Conditions to Obligations of BancorpSouth	40
8.3	Conditions to Obligations of City Bancorp	41

ARTICLE IX TERMINATION AND AMENDMENT		42
9.1	Termination	42
9.2	Effect of Termination	43
9.3	Termination Fee	43
9.3	Amendment	43
9.4	Extension; Waiver	44

ARTICLE X GENERAL PROVISIONS		44
10.1	Closing	44
10.2	Nonsurvival of Representations, Warranties and Agreements	44
10.3	Expenses	44

ii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2006 (“Agreement”), by and among BANCORPSOUTH, INC., a Mississippi corporation (“BancorpSouth”), and CITY BANCORP, a Missouri corporation (“City Bancorp”).
RECITALS:
     WHEREAS, BancorpSouth is the parent corporation of BancorpSouth Bank, a Mississippi banking corporation (“BancorpSouth Bank”);
     WHEREAS, City Bancorp is the sole shareholder of The Signature Bank, a Missouri banking corporation (“The Signature Bank”);
     WHEREAS, BancorpSouth and City Bancorp have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which City Bancorp will merge with and into BancorpSouth (the “Merger”), subject to the terms and conditions set forth herein;
     WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I. THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the General and Business Corporation Law of Missouri (the “GBCLM”), at the Effective Time (as defined in Section 1.2), City Bancorp shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be “BancorpSouth, Inc.” Upon consummation of the Merger, the separate corporate existence of City Bancorp shall terminate.
1.2 Effective Time.
     (a) The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) and the Secretary of State of the State of Missouri (the “Missouri Secretary”).
     (b) The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and Section 351.458 of the GBCLM.
1.4 Conversion of City Bancorp Common Stock.
     (a) At the Effective Time, each share of the common stock, $.067 par value per share, of City Bancorp (the “City Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time (other than City Bancorp Dissenting Shares (as defined below) and shares of City Bancorp Common Stock held directly or indirectly by BancorpSouth or City Bancorp or any of their respective Subsidiaries as defined in Section 3.2(c) hereof (as adjusted below), other than Trust Account Shares and DPC shares, as such terms are defined in this Section below) shall be converted, at the election of the holder thereof, into the right to receive the following, without interest:
     (i) for each share of City Bancorp Common Stock with respect to which an election to receive cash has been made (a “Cash Election”), the right to receive in cash an amount equal to $34.08 (the “Cash Consideration” and, collectively, the “Cash Election Shares”);
     (ii) for each share of City Bancorp Common Stock with respect to which an election to receive common stock, par value $2.50 per share, of BancorpSouth (the “BancorpSouth Common Stock”), together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith, has been made (a “Stock Election”), the right to receive from BancorpSouth the number of shares of BancorpSouth Common Stock as is equal to the Exchange Ratio (as defined below) (the “Stock Consideration” and, collectively, the “Stock Election Shares”);
     (iii) holders of more than one share of City Bancorp Common Stock may elect a combination of both cash and shares of BancorpSouth Common Stock (with such election referred to as a “Mixed Election”). For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration”; and
     (iv) for each share of City Bancorp Common Stock other than City Bancorp Dissenting Shares (as defined below) and shares as to which a Cash Election or a Stock Election has been effectively made (collectively, “Non-Election Shares”), the right to receive from BancorpSouth such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.4(d).
At the Effective Time, cash in the amount of $1,500,000 multiplied by the Non-Dissenting Percentage and that number of shares of BancorpSouth Common Stock equal to 44,014.08 multiplied by the Exchange Ratio multiplied by the Non-Dissenting Percentage (collectively, such cash and shares being the “Escrow Fund”) will be deposited in escrow with Enterprise Bank & Trust Company (the “Escrow Agent”), pursuant to the terms of an Escrow Agreement related to certain litigation outstanding on the date hereof and any additional litigation related thereto (including without limitation any amendments, extensions, additional claims or other additional filings, in whatever forum, arising out of the same or related facts or circumstances), in substantially the form attached hereto as Exhibit 1.4 (the “Escrow Agreement”). For purposes of this Section, “Non-Dissenting Percentage” shall equal the quotient obtained by dividing (i) the number of shares of City Bancorp Common Stock with respect to which dissenters’ rights have not been exercised on or before the date of the City Bancorp Shareholders’ Meeting (as defined below) by (ii) the number of shares of City Bancorp Common Stock issued and outstanding as of such date. Such funds will be held in escrow pursuant to the terms of the Escrow Agreement. The Stock Consideration placed into escrow will be legally issued, outstanding and reflected on the books of BancorpSouth as issued and outstanding. Dividends payable on such shares of BancorpSouth Common Stock while such shares are held in escrow will be paid to the Escrow Agent for distribution to the appropriate former holders of City Bancorp Common Stock, and such persons, either individually or through the Co-Representatives appointed pursuant to the terms of the Escrow Agreement, to the extent the Co-Representatives have been granted such authority by such persons, shall have the voting rights associated with their respective portion of such BancorpSouth Common Stock while such shares are held in escrow.
     (b) For purposes of this Agreement, the following terms shall have the following meanings:
     (i) “Aggregate BancorpSouth Share Amount” shall be a number of shares of BancorpSouth Common Stock equal to the number of shares of City Bancorp Common Stock outstanding at the time of determination (after cancellation of shares of City Bancorp Common Stock held directly or indirectly by BancorpSouth or City Bancorp or any of their respective Subsidiaries, other than Trust Account Shares and DPC Shares (as defined below) and excluding City Bancorp Dissenting Shares (as defined below)) multiplied by the Exchange Ratio multiplied by 0.50.
     (ii) “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (x) 1.4908 if the Average BancorpSouth Common Stock Price is less than or equal to $22.86 (the “Lower Price”), (y) 1.2198 if the Average BancorpSouth Common Stock Price is greater than or equal to $27.94 (the “Higher Price”), or (z) if the Average BancorpSouth Common Stock Price is between the Lower Price and the Higher Price, the result obtained by dividing $34.08 by the Average BancorpSouth Common Stock Price. Notwithstanding the foregoing, (i) if the Average BancorpSouth Common Stock Price is less than $20.57 (the “City Bancorp Termination Price”), City Bancorp shall have the right to terminate this Agreement pursuant to Section 9.1(g) hereof (subject to BancorpSouth’s right to adjust the Exchange Ratio as described in such Section); and (ii) if the Average BancorpSouth Common Stock Price is greater than $30.73, the Exchange Ratio shall be decreased to that number which would cause the dollar value of the Stock Consideration valued using the Average BancorpSouth Common Stock Price to be equal to that which would have been payable had the Average BancorpSouth Common Stock Price been equal to $30.73. The “Average BancorpSouth Common Stock Price” means the average of the closing price per share of BancorpSouth Common Stock on the New York Stock Exchange (the “NYSE”) at the end of the regular session as reported on the Consolidated Tape, Network A, for the ten consecutive trading days ending on the date on which the last consent of the applicable federal and state regulatory authorities shall be received (the “Determination Date”).
     (c) Fifty percent (50%) of the City Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than City Bancorp Dissenting Shares (as defined below) and shares of City Bancorp Common Stock held directly or indirectly by BancorpSouth or City Bancorp or any of their respective Subsidiaries as defined in Section 3.2(c) hereof (as adjusted below), other than Trust Account Shares and DPC Shares), shall be exchanged for BancorpSouth Common Stock. Therefore, the total number of shares of City Bancorp Common Stock to be converted into Stock Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate BancorpSouth Share Amount by (y) the Exchange Ratio. All of the other shares of City Bancorp Common Stock shall be Cash Election Shares and shall therefore be converted into Cash Consideration (in each case, excluding shares of City Bancorp Common Stock to be cancelled pursuant to Subsection (e) below).
     (d) As promptly as possible after the Election Deadline (as defined below), BancorpSouth shall cause the Exchange Agent (as defined in Section 2.1) to effect the allocation among holders of City Bancorp Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
     (i) If the aggregate number of shares of City Bancorp Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and
     (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
     (e) At the Effective Time, all shares of City Bancorp Common Stock that are owned directly or indirectly by BancorpSouth or City Bancorp or any of their respective Subsidiaries, other than shares of City Bancorp Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or City Bancorp, as the case may be, being referred to herein as “Trust Account Shares”) and (ii) held by BancorpSouth or City Bancorp or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of City Bancorp Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or City Bancorp, being referred to herein as “DPC Shares”), shall be canceled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by City Bancorp or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued shares of BancorpSouth.
     (f) Each share of City Bancorp Common Stock converted into Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of City Bancorp Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of BancorpSouth Common Stock into which such share is convertible pursuant to Section 1.4(a) and (ii) the cash in lieu of fractional shares into which the shares of City Bancorp Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(f) hereof and (iii) Cash

Consideration pursuant to Section 1.4(a) hereof. Certificates previously representing shares of City Bancorp Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor and Cash Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an “Anti-Dilution Event”), the Exchange Ratio and the Merger Consideration shall be adjusted to result in the same aggregate consideration being delivered to City Bancorp’s shareholders as would have been received had such Anti-Dilution Event not occurred.
     (g) Notwithstanding anything in this Agreement to the contrary, shares of City Bancorp Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters’ rights shall have been properly demanded in accordance with Section 351.455 of the GBCLM (the “City Bancorp Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, Merger Consideration or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment for the fair value of such City Bancorp Dissenting Shares as determined by a court of competent jurisdiction in accordance with the provisions of the GBCLM; provided, however, that (i) if any holder of City Bancorp Dissenting Shares shall subsequently deliver a written withdrawal of his demand for payment of the fair value of such shares, or (ii) if any holder fails to establish his entitlement to dissenters’ rights as provided in Section 351.455 of the GBCLM, such holder or holders (as the case may be) shall forfeit the right to determination of the fair value of such shares of City Bancorp Common Stock and each of such shares shall be treated as Non-Election Shares and shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Stock Consideration and/or cash in lieu of fractional shares and/or Cash Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(c) and Article II hereof.
1.5 Stock Options. At the Effective Time, each option granted by City Bancorp under an Employee Plan (as defined in Section 4.11(a)) to purchase shares of City Bancorp Common Stock which is outstanding and unexercised (each, a “City Bancorp Option”) shall, by virtue of the Merger and without any further action by the holder thereof, cease to represent a right to acquire shares of City Bancorp Common Stock and shall be an option (the “New Option”) to purchase shares of BancorpSouth Common Stock. City Bancorp will timely update Section 4.2(a) of the City Bancorp Disclosure Schedule to identify the City Bancorp Options that are outstanding at the Effective Time. Each holder of a City Bancorp Option at the Effective Time will receive a New Option in substitution thereof in an amount and at an exercise price determined as provided below:
     (a) The number of shares of BancorpSouth Common Stock to be subject to the New Option shall be equal to the number of whole shares of BancorpSouth Common Stock to which the holder of the City Bancorp Option would have been entitled under Section 1.4(a) of this Agreement had the City Bancorp Option been exercised in full immediately prior to the Effective Time and had such holder received only Stock Consideration in the Merger (with fractional shares rounded to the nearest whole shares); and
     (b) The exercise price per share of BancorpSouth Common Stock under the New Option shall be equal to the aggregate exercise price for the shares of City Bancorp Common Stock otherwise purchasable under the City Bancorp Option divided by the number of shares of BancorpSouth Common Stock issuable under the New Option pursuant to Section 1.5(a); provided, however, the conversion formula shall be adjusted as necessary so it is a substitution that is described in Section 424(a) of the Code. Except as otherwise provided herein, the New Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) and provide the same rights as were applicable to the corresponding City Bancorp Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of vesting thereof, provided for in the applicable stock option plan of City Bancorp (the “City Bancorp Stock Option Plan”) or in any award agreement thereunder by reason of this Agreement or the transaction contemplated hereby), all such terms to be set forth in the acknowledgement executed by City Bancorp Option holders as provided in Section 7.6(e).
     (c) At the Effective Time, BancorpSouth shall either adopt the City Bancorp Stock Option Plan for the purpose of issuing New Options or, in BancorpSouth’s sole discretion, issue New Options under and subject to an appropriate stock option plan of BancorpSouth. BancorpSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BancorpSouth Common Stock for delivery upon exercise of the New Options. BancorpSouth shall take such action as is necessary to ensure that a registration statement on Form S-8, S-4 or other applicable form is effective to cover the shares of BancorpSouth Common Stock subject to the New Options and shall thereafter use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such New Options remain exercisable.
     1.6 Tax Matters. Notwithstanding any other provision contained in this Agreement, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. It is intended that this Agreement shall provide for “fixed consideration” pursuant to Treasury Regulations 1.368-1(e)(2)(iii)(A) and that the continuity of interest requirement under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code be measured by valuing the Merger Consideration on the last business day before the first date this Agreement is a binding contract (the “COI Testing Date”) in accordance with Treasury Regulations Section 1.368-1(e)(2). This Agreement shall be interpreted in a manner consistent with the intentions expressed in this Section 1.6. The parties agree that BancorpSouth may at any time change the method of effecting the combination of BancorpSouth and City Bancorp, including, without limitation, by merging City Bancorp with a direct wholly-owned subsidiary of BancorpSouth, and City Bancorp shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Merger Consideration to be provided to holders of City Bancorp Common Stock as provided for in this Agreement, (ii) adversely affect the rights of holders of City Bancorp Options (hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
1.7 BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by City Bancorp or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into authorized but unissued stock of BancorpSouth as contemplated by Section 1.4 hereof, and for the issuance of the Stock Consideration, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.
1.8 Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

1.9 Bylaws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the articles of incorporation of the Surviving Corporation.
1.10 Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
ARTICLE II. EXCHANGE OF SHARES
2.1 BancorpSouth to Make Shares and Cash Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with Computershare Trust Company NA (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, the Cash Consideration, certificates representing the shares of BancorpSouth Common Stock constituting the Stock Consideration and the cash in lieu of fractional shares, other than the Cash Consideration and Stock Consideration that is part of the Escrow Fund (such cash and certificates for shares of BancorpSouth Common Stock being deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of City Bancorp Common Stock. No consideration shall be deposited for any City Bancorp Dissenting Shares except to the extent that, at least five business days prior to the Effective Time, BancorpSouth has received notice that the holder of any City Bancorp Dissenting Shares has delivered a withdrawal of his demand for the payment of the fair value of such shares or has otherwise failed to establish entitlement to dissenters’ rights with respect to such shares, in which case BancorpSouth shall deposit, or cause to be deposited, with the Exchange Agent Merger Consideration for such shares as if they were Non-Election Shares.
2.2 Exchange of Shares; Payment of Cash Consideration.
     (a) At the time of the mailing of the Proxy Statement and Prospectus described in Section 7.1 hereof, BancorpSouth will cause the Exchange Agent to send to each holder of record of shares of City Bancorp Common Stock on the record date for the meeting of the shareholders of City Bancorp a letter of transmittal and election form (collectively, the “Election Form”) and other appropriate materials providing for such holder, subject to the provisions of Section 1.4 hereof, to make a Stock Election, Cash Election, Mixed Election or no election. As of the Election Deadline (as defined below), any shares of City Bancorp Common Stock with respect to which there shall not have been such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be Non-Election Shares.
          (i) Any Cash Election, Stock Election or Mixed Election shall have been validly made only if the Exchange Agent shall have received an Election Form properly completed on or before 5:00 p.m., Central Time, on the tenth business day immediately following the meeting of shareholders of City Bancorp described in Section 7.1 hereof (the “Election Deadline”). An election by a holder of shares of City Bancorp Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of City Bancorp Common Stock. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by BancorpSouth, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of City Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. BancorpSouth shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.
          (ii) Two or more holders of shares of City Bancorp Common Stock who are determined to constructively own shares owned by each other by virtue of Section 318(a) of the Code and who so certify to BancorpSouth’s satisfaction, and any single holder of shares of City Bancorp Common Stock who holds such shares in two or more different names and who so certifies to BancorpSouth’s satisfaction, may submit a joint Election Form covering the aggregate shares of City Bancorp Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of City Bancorp Common Stock.
          (iii) Each holder of record of shares of City Bancorp Common Stock who holds such shares as nominee, trustee or in other representative capacities (each, a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of City Bancorp Common Stock held by that Representative for a particular beneficial owner.
          (iv) Any holder of shares of City Bancorp Common Stock who has made an election by submitting an Election Form to the Exchange Agent may, at any time prior to the Election Deadline, change such holder’s election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of City Bancorp Common Stock may, at any time prior to the Election Deadline, revoke such holder’s election by written notice to the Exchange Agent received at any time prior to the Election Deadline.
     (b) As soon as practicable after the Election Deadline (the “Allocation Date”), the Exchange Agent shall effectuate the allocation among the holders of shares of City Bancorp Common Stock of rights to receive the Stock Consideration, the Cash Consideration or a combination of both the Stock Consideration and the Cash Consideration in the Merger in accordance with the terms of this Section. As more fully set forth in Section 1.4 above, the aggregate number of shares of City Bancorp Common Stock to be converted in the Merger into the right to receive Cash Consideration may not exceed 50% of the outstanding shares of City Bancorp Common Stock, and the aggregate number of shares of City Bancorp Common Stock to be converted in the Merger into the right to receive Stock Consideration may not exceed 50% of the total number of outstanding shares of City Bancorp Common Stock.
     (c) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender by a record holder of a Certificate in accordance with this Article II, BancorpSouth shall promptly pay the record holder thereof any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.
     (d) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes payable by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) After the Effective Time, there shall be no transfers on the stock transfer books of City Bancorp of the shares of City Bancorp Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.
     (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former shareholder of City Bancorp who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the closing price of BancorpSouth Common stock on the New York Stock Exchange on the Closing Date and (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Article I hereof.
     (g) If BancorpSouth receives notice less than five business days prior to the Effective Time that a City Bancorp Dissenting Shareholder has failed to establish his entitlement to dissenters’ rights, such shareholder shall receive Merger Consideration from BancorpSouth directly, rather than out of the Exchange Fund, as if such shares were Non-Election Shares.
     (h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of City Bancorp for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of City Bancorp who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their portion of the Cash Consideration and their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of City Bancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and net of any amounts which were put into the Escrow Fund, to the extent that the Escrow Fund has not been released to shareholders of City Bancorp pursuant to the terms of the Escrow Agreement. Notwithstanding the foregoing, none of BancorpSouth, City Bancorp, the Exchange Agent or any other person shall be liable to any former holder of shares of City Bancorp Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as is customarily required by BancorpSouth and Exchange Agent for other shareholders of BancorpSouth as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR
REPRESENTATIONS AND WARRANTIES
3.1 Disclosure Schedules. On or prior to the date hereof, each of BancorpSouth and City Bancorp has delivered to the other party a schedule (in the case of City Bancorp, the “City Bancorp Disclosure Schedule,” and in the case of BancorpSouth, the “BancorpSouth Disclosure Schedule,” and, generally, a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of City Bancorp, or Article V, in the case of BancorpSouth, or to one or more of such party’s covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 3.2 below) with respect to either City Bancorp or BancorpSouth, respectively.
3.2 Standards.
     (a) As used in this Agreement, the term “Material Adverse Effect” means, with respect to City Bancorp, an event affecting or a change with respect to City Bancorp or its Subsidiaries which (i) individually or in the aggregate has resulted or is reasonably expected by BancorpSouth, to result in losses, damages, liabilities, costs, expenses, judgments or fines in an amount of $750,000 or greater; or (ii) is materially adverse to (A) the business, condition, assets, properties, rights or results of operations of City Bancorp and its Subsidiaries taken as a whole (unless otherwise specified) or (B) the ability of City Bancorp and its Subsidiaries to consummate the transactions contemplated hereby; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of City Bancorp or any Subsidiary of City Bancorp taken with the express prior written consent of BancorpSouth, (4) any out-of-pocket expenses incurred by City Bancorp where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (5) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect City Bancorp or The Signature Bank in a materially disproportionate manner to other entities of similar size and scope of operations as City Bancorp or The Signature Bank) or (6) the existence or results of the litigation that is the subject of the Escrow Agreement.
     (b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancorpSouth, an event affecting BancorpSouth or its Subsidiaries which is materially adverse to (i) the business, condition, assets, properties, rights or results of operations of BancorpSouth and its Subsidiaries taken as a whole or (ii) the ability of BancorpSouth and its Subsidiaries to consummate the transactions contemplated hereby; provided that Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (A) any change in banking laws, rules or regulations of general applicability, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally or interpretations thereof by courts or governmental authorities, (C) any action or omission of BancorpSouth or any Subsidiary of BancorpSouth taken with the express prior consent of City Bancorp, (D) any expenses incurred by BancorpSouth where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, or (E) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect BancorpSouth in a materially disproportionate manner to other entities of similar size and scope of operations as BancorpSouth or BancorpSouth Bank). Changes in the market price of BancorpSouth Common Stock shall not be considered Material Adverse Effects or otherwise considered a material change or circumstance for any purpose.
     (c) As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly,

50% or more of the equity or ownership interests, or an amount of voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing body.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CITY BANCORP
     City Bancorp hereby represents and warrants to BancorpSouth as follows:
4.1 Corporate Organization.
     (a) City Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. City Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. City Bancorp is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to obtain such license or qualification would not have a Material Adverse Effect on City Bancorp. City Bancorp is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Charter and Bylaws of City Bancorp, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. City Bancorp has no Subsidiaries other than The Signature Bank. Section 4.1(a) of the City Bancorp Disclosure Schedule includes a list of every entity in which City Bancorp owns, directly or indirectly, any shares of capital stock or any equity securities or ownership interests of any kind, describing the type of entity, its primary business(es) and the percentage ownership interest.
     (b) The Signature Bank is a Missouri state bank duly organized, validly existing and in good standing under the laws of the State of Missouri. The deposit accounts of The Signature Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Signature Bank has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Signature Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to obtain such license or qualification would not have a Material Adverse Effect on The Signature Bank (taken alone). The Charter and Bylaws of The Signature Bank, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. The Signature Bank has no Subsidiaries other than Signature Real Estate Holdings, LLC, a Missouri limited liability company (“Real Estate Company”), and does not own beneficially, directly or indirectly, any shares of any equity securities or ownership interests of any kind in any other corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, of any kind. Section 4.1(b) of the City Bancorp Disclosure Schedule includes a list of every entity in which The Signature Bank owns, directly or indirectly, any shares of capital stock or any equity securities or ownership interests of any kind, describing the type of entity, its primary business(es) and the percentage ownership interest.
     (c) Real Estate Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. Real Estate Company is a wholly owned Subsidiary of The Signature Bank and was formed in order to hold title to the real property located at 2620 East Sunshine, Springfield, Missouri 65804. Real Estate Company has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Real Estate Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on Real Estate Company (taken alone). The governing documents of the Real Estate Company, copies of which have previously been provided to BancorpSouth, are true and correct copies of such documents as currently in effect. Real Estate Company has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or ownership interests of any kind in any other corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, of any kind.
     (d) The minute books of City Bancorp and each of its direct and indirect Subsidiaries contain true and correct records of all meetings and other actions held or taken since December 31, 2000 of their respective shareholders or members, as applicable, and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies).
4.2 Capitalization.
     (a) The authorized capital stock of City Bancorp consists of 10,000,000 shares of City Bancorp Common Stock, $.067 par value. There are 4,885,589 shares of City Bancorp Common Stock issued and outstanding and no shares of City Bancorp Common Stock held by City Bancorp as treasury stock. There are 241,678 shares of City Bancorp Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of City Bancorp Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for the options outstanding to purchase a total of 241,678 shares of City Bancorp Common Stock, City Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of City Bancorp Common Stock or any other equity security or capital stock of City Bancorp or any securities representing the right to purchase or otherwise receive any shares of City Bancorp Common Stock or any other equity security or capital stock of City Bancorp. Set forth in Section 4.2(a) of the City Bancorp Disclosure Schedule is a complete and correct list, for each of the outstanding options, of the names of the optionees, the date of grant, the number of shares subject to each such option, the expiration date of each such option, the price at which each such option may be exercised, and the character of each as either an incentive stock option that is qualified under Section 422 of the Code or an option that is not so qualified. Also included in Section 4.2(a) of the City Bancorp Disclosure Schedule is a complete and correct list of all outstanding restricted shares of City Bancorp, including the name of the shareholder and the number of shares held by each shareholder.
     (b) The authorized capital stock of The Signature Bank consists of 57,500 shares of The Signature Bank Common Stock, par value $50 per share. Except as set forth in Section 4.2(b) of the City Bancorp Disclosure Schedule, City Bancorp owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of The Signature Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by applicable federal law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. City Bancorp owns, directly or indirectly, all interests described in Section 4.1(a) of the City Bancorp Disclosure Schedule, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such membership interests are duly authorized and validly issued with no outstanding or future assessments or capital calls and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Signature Bank owns, directly or indirectly, all of the membership interests in Real Estate Company and all interests described in Section 4.1(b) of the City Bancorp Disclosure Schedule, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such membership interests are duly authorized and validly issued with no outstanding or future assessments or capital calls and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither The Signature Bank nor Real Estate

Company is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, membership interest or any other equity security of any of such entities or any securities representing the right to purchase or otherwise receive any shares of capital stock, membership interest or any other equity security of any of such entities. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which City Bancorp or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock, membership interests or other equity securities of any of City Bancorp’s Subsidiaries.
4.3 Authority; No Violation.
     (a) City Bancorp has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of requisite approval by the shareholders of City Bancorp of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of City Bancorp. The Board of Directors of City Bancorp has directed that this Agreement and the transactions contemplated hereby be submitted to City Bancorp’s shareholders for approval at a meeting of such shareholders. Except for the adoption of this Agreement by the requisite vote of City Bancorp’s shareholders, no other proceedings on the part of City Bancorp or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by City Bancorp, and (assuming due authorization, execution and delivery by BancorpSouth) this Agreement constitutes a valid and binding obligation of City Bancorp, enforceable against City Bancorp in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (b) Neither the execution and delivery of this Agreement, nor the consummation by City Bancorp of the transactions contemplated hereby, nor compliance by City Bancorp with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or Bylaws of City Bancorp or the charter, articles of organization, bylaws, operating agreement or similar governing documents of any of City Bancorp’s Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to City Bancorp or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of City Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which City Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected unless, with respect to (ii) above, such violation, conflict, or breach would not have a Material Adverse Effect on City Bancorp.
4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Department of Justice (“DoJ”), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the “S-4”) in which will be included a prospectus and a proxy statement relating to the meeting of shareholders of City Bancorp to be held in connection with this Agreement and the transactions contemplated herein (the “Proxy Statement”), (d) the approval of this Agreement by the requisite vote of the shareholders of City Bancorp, (e) the filing of the Articles of Merger with the Mississippi Secretary and the Missouri Secretary, (f) the approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, and (g) any consents, authorizations, approvals or filings in connection with compliance with the applicable provisions of federal and state securities laws and regulations relating to the regulation of registered representatives of broker-dealer firms and of any applicable self-regulating organization, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by City Bancorp of this Agreement and (ii) the consummation by City Bancorp of the Merger and the other transactions contemplated hereby.
4.5 Reports. City Bancorp and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Missouri Division or any other state regulatory authority (each a “State Regulator”) and (v) any self-regulatory organization (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of City Bancorp and its Subsidiaries, and except as described in Section 4.5 of the City Bancorp Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of City Bancorp, investigation into the business or operations of City Bancorp or any of its Subsidiaries since December 31, 2000. There is no unresolved outstanding violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of City Bancorp or any of its Subsidiaries.
4.6 Financial Statements.
     (a) The audited consolidated financial statements of City Bancorp and its Subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, and the unaudited financial statements of City Bancorp for the three-month period ended March 31, 2006 (collectively, the “City Bancorp Financial Statements”), including consolidated statements of condition, statements of earnings, changes in shareholders’ equity and cash flows and related notes, copies of which have been previously provided to BancorpSouth, fairly present in all material respects the consolidated financial position of City Bancorp and its Subsidiaries as of the respective dates thereof, and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the results of the consolidated operations and consolidated financial position of City Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such City Bancorp Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements with respect thereto; and each of such City Bancorp Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of City Bancorp and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.
     (b) Neither City Bancorp nor any of its Subsidiaries (or any of its or their assets) are subject to any liability or obligation whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the most recent balance sheet included in the City Bancorp

Financial Statements (i) other than current liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the City Bancorp Financial Statements, (ii) compensation payable upon the change in control effected by this Agreement, and (iii) transaction expenses such as legal, accounting and financial advisory fees relating to the transactions contemplated by this Agreement.
4.7 Broker’s Fees. Other than Stifel Nicolaus & Company, Incorporated (“Stifel”), neither City Bancorp nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
4.8 Absence of Certain Changes or Events.
     (a) Except as set forth in Section 4.8(a) of the City Bancorp Disclosure Schedule, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to City Bancorp.
     (b) Except as set forth in Section 4.8(b) of the City Bancorp Disclosure Schedule, since December 31, 2005, City Bancorp and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.
     (c) Section 4.8(c) of the City Bancorp Disclosure Schedule sets forth a true and correct list of all stock options granted since December 31, 2005. Since March 31, 2006, except as set forth in Section 4.8(c) of the City Bancorp Disclosure Schedule, neither City Bancorp nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in cash and in the ordinary course of business consistent with past practices) or granted any stock option.
4.9 Legal Proceedings. Section 4.9 of the City Bancorp Disclosure Schedule lists all pending or, to City Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against City Bancorp or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of City Bancorp or any of its Subsidiaries. Neither City Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to City Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against City Bancorp or any of its Subsidiaries challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of City Bancorp or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to City Bancorp. There is no injunction, order, judgment, decree or regulatory restriction imposed upon City Bancorp or any of its Subsidiaries or the assets of City Bancorp or any of its Subsidiaries.
4.10 Taxes.
     (a) (i) Each of City Bancorp and its Subsidiaries have duly and timely filed (including applicable extensions granted) all Tax Returns (as defined in this Section below) that it was required to file, and all such Tax Returns are true, complete and accurate in all material respects; (ii) except as disclosed in Section 4.10(a) of the City Bancorp Disclosure Schedule, City Bancorp and its Subsidiaries have timely paid all Taxes (as defined in this Section below) due and owing (whether or not shown on any Tax Return) and have adequately reserved in the financial statements of City Bancorp in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or owing as of the dates thereof; (iii) there are no pending or, to the knowledge of City Bancorp, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to City Bancorp or any Subsidiary of City Bancorp; (iv) there are no liens for Taxes upon the assets of City Bancorp or any Subsidiary of City Bancorp, other than liens for current Taxes not yet due; (v) neither City Bancorp nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (vi) with respect to each taxable period of City Bancorp and its Subsidiaries, the federal and state income Tax Returns of City Bancorp and its Subsidiaries have either been audited by the Internal Revenue Service (the “IRS”) or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, except as disclosed in Section 4.10(a) of the City Bancorp Disclosure Schedule; (vii) neither City Bancorp nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than with a group the common parent of which was City Bancorp), (b) has ever been a party to any Tax sharing, indemnification or allocation agreement (other than with a group the common parent of which was City Bancorp), (c) has any liability for the Taxes of any person (other than City Bancorp or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) is a party to any joint venture, partnership or other arrangement that is being treated as a partnership for federal income Tax purposes (other than those entities identified in Section 4.1(a) and Section 4.1(b) of the City Bancorp Disclosure Schedule); (viii) neither City Bancorp nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code; (ix) neither City Bancorp nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger; (x) City Bancorp and each of its Subsidiaries have withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and have timely paid such taxes withheld over to the appropriate authorities; (xi) neither City Bancorp nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) and (xii) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
     (b) For the purposes of this Agreement, “Taxes” shall mean (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). For purposes of this Agreement, “Tax Return” shall mean any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
4.11 Employees.
     (a) Section 4.11(a) of the City Bancorp Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the “Employee Plans”) of all “employee benefit plans” as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, “ERISA”), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is now or was for the last six (6) years maintained or contributed to by City Bancorp or an ERISA Affiliate (as hereinafter defined), or (ii) with respect to which City Bancorp or any ERISA Affiliate has any obligations to any current or former officer, employee, service provider, or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise, and whether or not now due or to become due to City Bancorp or any ERISA Affiliate.
     (b) City Bancorp has heretofore provided to BancorpSouth, and with respect to each of the Employee Plans, true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document, (ii) the actuarial report, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the IRS for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for each of the last three (3) years, (v) all personnel, payroll and employment manuals and policies, and (iv) the most recent summary plan description and related summaries of material modifications.
     (c) Neither City Bancorp nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to section 412 of the Code, section 302 of ERISA and/or Title IV of ERISA, or (ii) a “multiemployer plan” (as defined in section 3(37) of ERISA).
     (d) Except as described in Section 4.11(d) of the City Bancorp Disclosure Schedule, the form and operation of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents. Neither City Bancorp nor any fiduciary of an Employee Plan has violated the requirements of section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required, subject to applicable extensions) timely filed with the IRS and the United States Department of Labor (the “DOL”) and distributed as required to all participants and beneficiaries, and all notices required by ERISA or the Code with respect to the Employee Plans have been appropriately given. There have been no prohibited transactions with respect to the Employee Plans. Any contributions, including salary deferrals, required to be made under the terms of any of the Employee Plans as of the Effective Time has been timely made.
     (e) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS, and neither City Bancorp nor ERISA Affiliate has any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under section 501(a) of the Code, and City Bancorp is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA) that utilizes a funding vehicle described in section 501(c)(9) of the Code or is subject to the provisions of section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under section 501(c)(9) of the Code or that the Employee Plan complies with section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under section 511 of the Code.
     (f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the knowledge of City Bancorp, none are threatened.
     (g) Except as described in Section 4.11(g) of the City Bancorp Disclosure Schedule, no written or oral representations have been made to any Employee or former Employee of City Bancorp or The Signature Bank or any ERISA Affiliate promising or guaranteeing any employer payment or funding, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6, of ERISA).
     (h) Except for the possibility of full vesting of Code section 401(a) plan account balances which may be necessitated by Code section 411(d)(3) in order for tax-qualified status to be retained and except as set forth in Section 4.11(h) of the City Bancorp Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of City Bancorp or any ERISA Affiliate. Except as set forth in Section 4.11(h) of the City Bancorp Disclosure Schedule, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of City Bancorp or The Signature Bank will be triggered by or result from the consummation of the transactions contemplated by this Agreement. No Employee Plan or other contracts or arrangements, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under section 4999 of the Code (i.e., “golden parachute” taxes), and no action otherwise has been taken to accelerate payments or vesting and no agreement entered into by City Bancorp within the prior 12 months that would be treated as a parachute payment as defined in section 280G of the Code. All compensation amounts that have been paid or are payable are or will become deductible by City Bancorp or BancorpSouth pursuant to section 162 of the Code.
     (i) City Bancorp and each ERISA Affiliate have at all times complied and currently comply in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) section 4980B of the Code and sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Section 4.11(i) of the City Bancorp Disclosure Schedule lists all of the former employees of City Bancorp or any ERISA Affiliate and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Employee Plan offering health insurance or medical benefits.
     (j) Neither City Bancorp nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the “PBGC”) or the IRS in connection with any of the Employee Plans, and, to the best knowledge of City Bancorp, no condition exists that presents a risk to City Bancorp or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.
     (k) For the purpose of this Section 4.11, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with City Bancorp under Code sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of City Bancorp or any entity described in 4.11(k)(i) and (k)(ii). Each of the Employee Plans, City Bancorp and its ERISA Affiliates have properly classified individuals providing services to City Bancorp as independent contractors or employees, as the case may be.
     (l) For the purpose of this Section 4.11, the term “Employee” shall be considered to include common law employees of City Bancorp or any ERISA Affiliate, individuals rendering personal services to City Bancorp or any ERISA Affiliate as independent contractors and leased employees of City Bancorp or any ERISA Affiliate as defined in Code section 414(n) and the regulations promulgated pursuant thereto.
     (m) No lien, security interests or other encumbrances exist with respect to any of the assets of City Bancorp or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA and, to the knowledge of City Bancorp, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.
     (n) Section 4.11(n) of the City Bancorp Disclosure Schedule contains a list of all participants in City Bancorp’s 401(k) Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and stock incentive plans and the accrued benefits for each participant. Section 4.11(n) of the City Bancorp Disclosure Schedule also contains the name of each employee or service provider who is or may become entitled to severance benefits as a result of the Merger and the approximate value of such severance benefits.
     (o) No Employee Plan provides for continuation of health benefits following termination of employment or retirement for any period following the expiration of COBRA.
     (p) As of the date hereof, (i) there is no pending or, to City Bancorp’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to City Bancorp’s knowledge, no union representation question exists respecting any employees of City Bancorp, no demand has been made for recognition by a labor organization by or with respect to any employees of City Bancorp, no union organizing activities by or with respect to any employees of City Bancorp are taking place, and none of the employees of City Bancorp are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by City Bancorp, (iv) there is no pending or threatened unfair labor practice claim against City Bancorp before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to City Bancorp’s knowledge, threatened against or involving any City Bancorp and none has occurred and (v) there are no pending or, to City Bancorp’s knowledge, threatened complaints or charges before any governmental entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like. City Bancorp is in compliance in all material respects with all federal, state and local laws regarding employment and employment practices, terms and conditions of employment, wages and hours, labor relations, and safety and health. City Bancorp has complied in all material respects with all requirements of the Immigration and Reform Control Act of 1986.
     (q) Section 4.11(q) of the City Bancorp Disclosure Schedule contains a list of all of the employees of City Bancorp, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, vacation days and holidays, period of service, department and a job title or other summary of the responsibilities of such employees. Section 4.11(q) of the City Bancorp Disclosure Schedule also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. All employees are employees at-will, unless otherwise specified in Section 4.11(q) of the City Bancorp Disclosure Schedule. Section 4.11(q)

of the City Bancorp Disclosure Schedule lists all written agreements with employees of City Bancorp or The Signature Bank. Except as disclosed on Section 4.11(q) of the City Bancorp Disclosure Schedule, City Bancorp is not a party to any oral (express or implied) or written (i) employment agreement, (ii) material consulting agreement, or (iii) material independent contractor agreement with any individual or entity.
     (r) City Bancorp is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon.
     (s) With respect to City Bancorp Options described in Section 4.2(a) of the City Bancorp Disclosure Schedule, all necessary corporate actions for awards to be effective occurred in a timely manner so that such awards were validly issued with an exercise price that was no less than the fair market value of City Bancorp Common Stock represented thereby and in the manner that is reflected on the records of City Bancorp and in Section 4.2(a) of the City Bancorp Disclosure Schedule.
4.12 City Bancorp Information. The information relating to City Bancorp and its Subsidiaries which is provided to BancorpSouth by City Bancorp or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder.
4.13 Compliance with Applicable Law. City Bancorp and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to City Bancorp or any of its Subsidiaries, and neither City Bancorp nor any of its Subsidiaries knows of, or has received notice of any violations of any of the above.
4.14 Certain Contracts.
     (a) Set forth in Section 4.14(a) of the City Bancorp Disclosure Schedule is a list of any contract or agreement (whether written or oral) to which City Bancorp or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, City Bancorp, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is not terminable on 90 days or less notice involving the payment of more than $100,000 per annum (per individual contract) or $500,000 in the aggregate (for all such contracts), (v) which requires the consent of a third party with respect to the transactions contemplated by this Agreement or pursuant to which such transactions trigger a default, termination right or termination fee, or (vi) which restricts the conduct of any line of business by City

Bancorp or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a “City Bancorp Contract.” City Bancorp has previously provided to BancorpSouth true and correct copies of each City Bancorp Contract.
     (b) Each City Bancorp Contract described in clause (iii) of Section 4.14(a) is valid and binding and in full force and effect with respect to the obligations of City Bancorp or its Subsidiaries and, to the knowledge of City Bancorp, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto. City Bancorp and each of its Subsidiaries has performed all obligations required to be performed by it to date under each City Bancorp Contract described in clause (iii) of Section 4.14(a). Except as set forth in Section 4.14(b) of the City Bancorp Disclosure Schedule, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of City Bancorp or any of its Subsidiaries under any City Bancorp Contract described in clause (iii) of Section 4.14(a). No other party to any City Bancorp Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of City Bancorp, in default in any respect thereunder.
4.15 Agreements with Regulatory Agencies. Neither City Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”) any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has City Bancorp or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
4.16 Business Combination Provision; Takeover Laws. City Bancorp, its Subsidiaries, and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from the requirements of any “moratorium,” “control share,” “fair price” or other anti-takeover laws and regulations.
4.17 Environmental Matters.
     (a) Except as disclosed in Section 4.17(a) of the City Bancorp Disclosure Schedule, each of City Bancorp and its Subsidiaries and, to the knowledge of City Bancorp, each of the Participation Facilities and the Loan Properties (each as defined below), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);
     (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of City Bancorp, threatened, before any Governmental Entity or other forum in which City Bancorp, any of its Subsidiaries, or, to the knowledge of City Bancorp, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the release, threatened release or exposure to any Hazardous Material occurring at or on a site owned, leased or operated by City Bancorp or any of its Subsidiaries, any Participation Facility or any Loan Property;
     (c) Except as disclosed in Section 4.17(c) of the City Bancorp Disclosure Schedule, to the knowledge of City Bancorp, during the period of (i) City Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former real properties, (ii) City Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) City Bancorp’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of City Bancorp, prior to the period of (i) City Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) City Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) City Bancorp’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and
     (d) The following definitions apply for purposes of this Section 4.17: (i) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (ii) “Loan Property” means any property in which City Bancorp or any of its Subsidiaries holds a security interest as contemplated by 42 U.S.C. §9601(20), and, where required by the context, said term means the owner or operator of such property; and (iii) “Participation Facility” means any facility in which City Bancorp or any of its Subsidiaries participates in the management as contemplated by 41 U.S.C. §9601(20) and, where required by the context, said term means the owner or operator of such property.
4.18 Insurance. City Bancorp and its Subsidiaries are insured with reputable insurers against such risks customarily insured against by bank holding companies and their subsidiaries comparable in size and scope of operations to City Bancorp and its Subsidiaries and in such amounts as City Bancorp’s management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; City Bancorp and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by City Bancorp have been filed in due and timely fashion.
4.19 Loan Portfolio.
     (a) Except for matters disclosed in Section 4.19 of the City Bancorp Disclosure Schedule, The Signature Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2006, over 90 days delinquent in payment of principal or interest or in default of any other provision of such Loan, or (ii) as of September 30, 2006, Loan with any director, executive officer or five percent (5%) or greater shareholder of City Bancorp, or to the knowledge of City Bancorp, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.19 of the City Bancorp Disclosure Schedule sets forth (i) all of the Loans of The Signature Bank that, as of September 30, 2006, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of The Signature Bank that, as of September 30, 2006, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of The Signature Bank that, as of September 30, 2006, was classified as “Other Real Estate Owned” and the book value thereof.
     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of City Bancorp, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.20 Property. City Bancorp has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the statement of financial condition of City Bancorp as of December 31, 2005 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which City Bancorp or any of its Subsidiaries as lessee leases real or personal property are valid and enforceable in accordance with their respective terms, and neither City Bancorp nor any of its Subsidiaries is, nor to the knowledge of City Bancorp, is any other party thereto, in default thereunder.
4.21 Certain Transactions.
     (a) Except as set forth in Section 4.21 of the City Bancorp Disclosure Schedules, neither City Bancorp nor any of its Subsidiaries has provided, maintained, extended or renewed any loan or other credit that would have violated Section 13(k) of the Exchange Act had City Bancorp been an “issuer” as defined therein at the time such loan or other credit was provided, maintained, extended, or renewed.
     (b) Except as set forth in Section 4.21 of the City Bancorp Disclosure Schedules and except for loans to shareholders in the ordinary course of business, neither City Bancorp nor any of its Subsidiaries is involved in any contract, commitment or transaction or other business affiliation, directly or indirectly, with any of their officers, directors, affiliates or shareholders, including direct or indirect interest in the business of competitors, suppliers or customers of City Bancorp or its Subsidiaries, other than employment arrangements disclosed hereunder.
4.22 Business and Relationships.
     (a) No customer or group of customers of City Bancorp or The Signature Bank has, since March 31, 2006, canceled or otherwise terminated or provided any notice of intent to cancel or otherwise terminate its or their relationship with City Bancorp or The Signature Bank, except for cancellations or terminations that would not have a Material Adverse Effect on City Bancorp.
     (b) City Bancorp or The Signature Bank beneficially holds all assets, properties and rights used by City Bancorp or The Signature Bank in the conduct of the business of City Bancorp and The Signature Bank as conducted since December 31, 2005.
4.23 Books and Records. Each of City Bancorp and The Signature Bank maintains accurate books and records reflecting their assets and liabilities and each of City Bancorp and The Signature Bank maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of City Bancorp and its Subsidiaries and to maintain accountability for the assets of City Bancorp and its Subsidiaries; (iii) access to the assets of City Bancorp and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of City Bancorp and its Subsidiaries is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely bases. The records, systems, controls, data and information of City Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of City Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below. City Bancorp (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to City Bancorp, including its consolidated Subsidiaries, is made known to the senior management of City Bancorp by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to City Bancorp’s outside auditors and the audit committee of City Bancorp’s board of directors, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect City Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in City Bancorp’s internal controls over financial reporting. These disclosures were made in writing by management to City Bancorp’s auditors and a copy has previously been made available to BancorpSouth.
4.24 Reorganization. City Bancorp has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
4.25 Securities Brokerage.
     (a) Each registered representative of a broker-dealer firm that is a member of the National Association of Securities Dealers, Inc. and also an employee of City Bancorp or any of its Subsidiaries is duly registered, licensed or qualified as a registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which he or she is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. Section 4.25 of the City Bancorp Disclosure Schedule lists all of the jurisdictions in which such registered representatives are registered, licensed or qualified to transact a securities business. Except as described in Section 4.25 of the City Bancorp Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the knowledge of City Bancorp, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.
     (b) City Bancorp has made available to BancorpSouth true, correct and complete copies of the Uniform Application for Securities Industry Registration or Transfer on Form U-4 filed since September 2, 2005, reflecting all amendments thereto filed through the CRD system to the date hereof (each, a “Form U-4”) for each employee of City Bancorp or any of its Subsidiaries who is also a registered representative. The Forms U-4 of these registered representatives are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (c) Except as described in Section 4.25 of the City Bancorp Disclosure Schedule, none of the registered representatives who are “associated persons” of a member of the National Association of Securities Dealers is subject to a (i) “statutory disqualification” as such term is defined in the Exchange Act, or (ii) disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any registered representative.
     (d) Subject to the foregoing, none of City Bancorp, its Subsidiaries or employees of either who are registered representatives of a broker-dealer firm is required to be registered as a clearing or introducing broker-dealer, commodity trading advisor, commodity pool operator or futures commission merchant under any laws or regulations.

     4.26 Risk Management Instruments.
     (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any City Bancorp Option.
     (b) All Derivative Transactions, whether entered into for the account of City Bancorp or any of its Subsidiaries or for the account of a customer of City Bancorp or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Agencies and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by City Bancorp and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of City Bancorp or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. City Bancorp and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to City Bancorp’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     4.27 Investment Securities and Commodities.
     (a) Except as would not reasonably be expected to have a Material Adverse Effect on City Bancorp, each of City Bancorp and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of City Bancorp or its Subsidiaries. Such securities and commodities are valued on the books of City Bancorp in accordance with GAAP in all material respects.
     (b) City Bancorp and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which City Bancorp believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, City Bancorp has made available to BancorpSouth in writing the material Policies, Practices and Procedures.
     4.28 Accuracy of Statements. Nothing contained in this Agreement, or in any information furnished or to be furnished by City Bancorp or The Signature Bank pursuant hereto, contains or will contain an untrue statement of material fact or an omission of a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH
     BancorpSouth hereby represents and warrants to City Bancorp as follows:

5.1 Corporate Organization.
     (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. BancorpSouth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. BancorpSouth is duly registered as a bank holding company under the BHC Act and has made a financial holding company election. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the “BancorpSouth Governing Documents”) are true and correct copies of such documents as in effect as of the date of this Agreement.
     (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the BIF or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. BancorpSouth Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of BancorpSouth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to obtain such license or qualification would not have a Material Adverse Effect on BancorpSouth. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth Bank (the “BancorpSouth Bank Governing Documents”) are true and correct copies of such documents as in effect as of the date of this Agreement.
5.2 Capitalization.
     (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of September 1, 2006, 79,129,256 shares of BancorpSouth Common Stock were issued and outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except 5,823,818 shares reserved for issuance pursuant to employee benefit plans, stock option plans and BancorpSouth’s shareholder rights plan pursuant to which holders of BancorpSouth Common Stock are granted certain attached rights that are exercisable under certain circumstances (the “BancorpSouth Rights”). All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the plans and arrangements referred to above with respect to reserved shares and BancorpSouth’s dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (b) Exhibit 21 to BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2005 sets forth a true and correct list of all material Subsidiaries of BancorpSouth as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each such Subsidiary of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
5.3 Authority; No Violation.
     (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No corporate proceedings on the part of BancorpSouth that have not already occurred are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents, or (ii) unless such violation, conflict or breach would not have a Material Adverse Effect on BancorpSouth and its Subsidiaries taken as a whole and assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any “material” contract, as such term is defined in Regulation S-K of the SEC.
5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the DOJ, and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the SEC of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary and the Missouri Secretary, and (e) approval for listing of the BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by BancorpSouth of this Agreement and (ii) the consummation by BancorpSouth of the Merger and the other transactions contemplated hereby.
5.5 Reports. BancorpSouth and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.
5.6 Reorganization. BancorpSouth has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.7 Financial Statements; SEC Reports.
     (a) The consolidated financial statements of BancorpSouth and its Subsidiaries (the “BancorpSouth Financial Statements”), including consolidated statements of condition, statements of earnings, changes in shareholders’ equity and cash flows and related notes, included in the BancorpSouth SEC Reports (as defined in this Section below) fairly present in all material respects the consolidated financial position of BancorpSouth and its Subsidiaries as of the respective date thereof, and fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such BancorpSouth Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such BancorpSouth Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q.
     (b) BancorpSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all other reports, registration statements, definitive proxy statements or information statements filed by BancorpSouth or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or under the securities regulations of the SEC, in the form filed (collectively, the “BancorpSouth SEC Reports”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
5.8 Absence of Certain Changes or Events.
     (a) Since December 31, 2005, there has been no change or development or combination of changes or developments which individually or in the aggregate has had a Material Adverse Effect on BancorpSouth and its Subsidiaries taken as a whole.
     (b) Except as disclosed in any BancorpSouth SEC Report filed with the SEC prior to the date of this Agreement, BancorpSouth and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices.
5.9 Legal Proceedings. BancorpSouth has provided City Bancorp with access to complete information with respect to any pending legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of BancorpSouth or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to BancorpSouth. There is no injunction, order, judgment or decree imposed upon BancorpSouth or any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries.
5.10 BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to City Bancorp or any of its Subsidiaries) will comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.
5.11 Compliance with Applicable Law. BancorpSouth and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. BancorpSouth has provided City Bancorp with access to complete information with respect to any notices of material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries and any related Regulatory Agreement.
5.12 Insurance. BancorpSouth and its Subsidiaries are insured with reputable insurers against such risks customarily insured against by bank holding companies and their subsidiaries comparable in size and scope of operations to BancorpSouth and its Subsidiaries and in such amounts as BancorpSouth’s management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; BancorpSouth and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by BancorpSouth have been filed in due and timely fashion.
5.13 Property. BancorpSouth has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the BancorpSouth Financial Statements, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business.
ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1 Covenants of City Bancorp. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of BancorpSouth, City Bancorp and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the City Bancorp Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by BancorpSouth, City Bancorp shall not, and shall not permit any of its Subsidiaries to:
     (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of City Bancorp to City Bancorp; provided, however, that City Bancorp may declare and pay regular annual cash dividends in accordance with its past practice not in excess of thirty percent (30%) of its net income as of the end of the most recent calendar year and may declare and pay pro rata dividends as of the Closing Date, calculated based on thirty percent (30%) of net income for the previous calendar year, divided by the number of full months that have elapsed in the calendar year in which the Closing occurs as of the Closing Date;
     (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(e) hereof) any shares of the capital stock of City Bancorp or any Subsidiary of City Bancorp, or any securities convertible into or exercisable for any shares of the capital stock of City Bancorp or any Subsidiary of City Bancorp, except for the acceptance of shares of City Bancorp Common Stock as payment of the exercise price of City Bancorp Stock Options to the extent such acceptance is consistent with past practices, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of City Bancorp Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the City Bancorp Options all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;
     (c) amend its Charter, Bylaws or other similar governing documents;
     (d) directly or indirectly, (i) solicit, initiate, encourage, facilitate, entertain or accept any Acquisition Proposal (as defined in this subsection below), or (ii) participate or engage in any discussions or negotiations with any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iii) provide any nonpublic information to any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iv) make any Acquisition Proposal to any person or entity other than BancorpSouth and BancorpSouth Bank, or (v) enter into any agreement with respect to any Acquisition Proposal, or (vi) otherwise participate in any effort or attempt to make an Acquisition Proposal, or (vii) authorize or permit any of its officers, directors, employees, representatives or agents to do any of the foregoing; provided, however, that in response to an unsolicited, bona-fide written Acquisition Proposal, City Bancorp, after giving notice of such to BancorpSouth, may do the following if the Board of Directors of City Bancorp determines in good faith that it must do so to comply with its fiduciary duties: (i) communicate information about such Acquisition Proposal to City Bancorp’s shareholders, and (ii) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors, or agents to (A) participate or engage in such discussions or negotiations, or (B) provide or cause to be provided nonpublic information and/or (iii) take such other actions as it reasonably believes are required in order to fulfill its fiduciary duties. City Bancorp will immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations previously or currently conducted with any persons or entities other than BancorpSouth and BancorpSouth Bank with respect to any Acquisition Proposal or any of the foregoing. City Bancorp will notify BancorpSouth immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, City Bancorp, and City Bancorp will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing, including the material terms and conditions of such request or Acquisition Proposal and the identity of the person or group making such request or proposal. City Bancorp will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. Notwithstanding the foregoing, City Bancorp must submit the Merger contemplated by this Agreement to its shareholders for approval prior to the submission of any other Acquisition Proposal; provided, however that City Bancorp shall not be required to hold the City Bancorp Shareholders’ Meeting if this Agreement has been terminated before such meeting is held or if City Bancorp’s Board of Directors believes that the holding of such meeting is not in the best interests of City Bancorp’s shareholders. For purposes of this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving City Bancorp or The Signature Bank or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, City Bancorp or The Signature Bank, other than the transactions contemplated or permitted by this Agreement;
     (e) make any capital expenditures other than those which are (i) set forth in Section 6.1 of the City Bancorp Disclosure Schedule or (ii) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $150,000 per individual expenditure or $600,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines or requirements;
     (f) enter into any new line of business;
     (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to City Bancorp, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
     (h) except as contemplated by Article III hereof or this Article VI, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
     (i) change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred to by City Bancorp’s independent auditors;
     (j) except as set forth in Section 7.6 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, (i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Employee Plan) or any agreement, arrangement, plan or policy between City Bancorp or any Subsidiary of City Bancorp and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the cash compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Plan or agreement as in effect as of the date hereof, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;
     (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;
     (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
     (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;
     (n) enter into, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space to which City Bancorp or any of its Subsidiaries is a party or by which City Bancorp or any of its Subsidiaries or their respective properties is bound involving payment obligations in excess of $100,000, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which City Bancorp or any of its affiliates is a party as of the date hereof;

     (o) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)); or
     (p) agree or commit to do any of the foregoing.
6.2 Covenants of BancorpSouth. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express consent of City Bancorp, BancorpSouth and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as expressly consented to in advance by City Bancorp, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:
     (a) except as contemplated by Article III hereof, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
     (b) change its methods of accounting in effect at December 31, 2005, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth’s independent auditors;
     (c) take any action that could reasonably be expected to jeopardize the receipt of any Required Regulatory Approval (as defined in Section 8.1(c)); or
     (d) agree or commit to do any of the foregoing.
6.3 Additional Covenants of City Bancorp. City Bancorp and its Subsidiaries shall provide notice promptly after entering or committing to enter into any new loans outside their ordinary course of business, consistent with past practice, or in an original principal amount in excess of $2,000,000, or renewing, or committing to renew, any existing loans in a principal amount in excess of $2,000,000, or enter into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. § 215 (or the equivalent) in excess of $200,000 in the aggregate (each, an “Insider Loan”). City Bancorp shall give prompt notice of any event or circumstance that could cause any of its representations or warranties to be false or misleading in any material respect after the date hereof (except for representations that expressly speak only as of the date hereof) or that may cause any condition set forth in Article VIII to not be satisfied as of the anticipated Closing Date.
6.4 Additional Covenant of BancorpSouth. BancorpSouth shall give prompt notice of any event or circumstance that could cause any of its representations or warranties to be false or misleading in any material respect after the date hereof (except for representations that expressly speak only as of the date hereof) or that may cause any condition set forth in Article VIII to not be satisfied as of the anticipated Closing Date.
ARTICLE VII. ADDITIONAL AGREEMENTS
7.1 Regulatory Matters.
     (a) BancorpSouth and City Bancorp shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of City Bancorp and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and City Bancorp shall thereafter mail the Proxy Statement to its shareholders as promptly as practicable. Each of City Bancorp and BancorpSouth will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and the S-4, and to cause the S-4 to become effective as promptly as practicable. Prior to the effective date of the S-4, BancorpSouth shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of BancorpSouth Common Stock in the Merger. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the S-4 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of City Bancorp.
     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger).
     (c) City Bancorp shall, upon request, furnish BancorpSouth with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth or any of its Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
7.2 Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, City Bancorp shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a “Representative”) of BancorpSouth, access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to BancorpSouth all information concerning its business, properties and personnel as BancorpSouth may reasonably request. In addition, City Bancorp and each of its Subsidiaries shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of City Bancorp or any of its Subsidiaries, as the case may be, to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement and the transactions contemplated hereby or any Acquisition Proposal that may be brought to its attention) and to meet, during normal business hours, with the officers of City Bancorp and its Subsidiaries responsible for the Financial Statements, the internal controls of City Bancorp and its Subsidiaries and the disclosure controls and procedures of City Bancorp and its Subsidiaries to discuss such matters as BancorpSouth may deem reasonably necessary or appropriate for BancorpSouth to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto. Neither City Bancorp nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably violate the rights of its customers, may reasonably be expected to jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. City Bancorp shall identify the nature of any such limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) BancorpSouth agrees that it will not use Confidential Information related to City Bancorp or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting BancorpSouth in consummating the transactions contemplated hereby. BancorpSouth agrees not to disclose or allow disclosure to others of any such Confidential Information, except that BancorpSouth may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, “BancorpSouth Representatives”), to the extent necessary to permit such BancorpSouth Representatives to assist BancorpSouth in consummating the transactions contemplated hereby; provided, however, that BancorpSouth shall require each such BancorpSouth Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and BancorpSouth shall be responsible for any breach of this Section by any of the BancorpSouth Representatives. In addition, BancorpSouth agrees that it will not make any disclosure that it is having or has had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that it has received Confidential Information or that it is considering the transactions contemplated hereby; provided that it may make such disclosure if it has received the written opinion of its counsel that such disclosure must be made by it in order that it not commit a violation of law and, prior to such disclosure, it promptly advises and consults with City Bancorp and its legal counsel concerning the information it proposes to disclose. In the event that BancorpSouth or anyone to whom BancorpSouth transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, BancorpSouth will give City Bancorp prompt written notice of such request or requirement so that City Bancorp may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and BancorpSouth will cooperate with City Bancorp to obtain such protective order. In the event that such protective order or other remedy is not obtained or City Bancorp waives compliance with the relevant provisions of this Section, BancorpSouth (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of BancorpSouth’s counsel, is legally required to be disclosed and, upon City Bancorp’s request, will use BancorpSouth’s best efforts to obtain assurances that confidential treatment will be accorded to such information.
     (c) City Bancorp and its Subsidiaries agree that they will not use Confidential Information related to BancorpSouth or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting City Bancorp in consummating the transactions contemplated hereby. City Bancorp and its Subsidiaries agree not to disclose or allow disclosure to others of any such Confidential Information, except that City Bancorp may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, “City Bancorp Representatives”) only upon obtaining the prior written consent of BancorpSouth with respect to any disclosure of such information to a particular City Bancorp Representative, to the extent necessary to permit such City Bancorp Representatives to assist City Bancorp in consummating the transactions contemplated hereby; provided, however, that City Bancorp shall require each such City Bancorp Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and City Bancorp shall be responsible for any breach of this Section by any of the City Bancorp Representatives. In addition, City Bancorp and their Subsidiaries agree that they will not make any disclosure that they are having or have had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that they have received Confidential Information or that they are considering the transactions contemplated hereby; provided that they may make such disclosure if they have received the written opinion of their counsel that such disclosure must be made by them in order that they not commit a violation of law and, prior to such disclosure, they promptly advise and consult with BancorpSouth and its legal counsel concerning the information they propose to disclose.

In the event that City Bancorp or one of its Subsidiaries or anyone to whom City Bancorp or one of its Subsidiaries transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, City Bancorp will give BancorpSouth prompt written notice of such request or requirement so that BancorpSouth may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and City Bancorp will cooperate with BancorpSouth to obtain such protective order. In the event that such protective order or other remedy is not obtained or BancorpSouth waives compliance with the relevant provisions of this Section, City Bancorp (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of City Bancorp’s counsel, is legally required to be disclosed and, upon BancorpSouth’s request, will use City Bancorp’s best efforts to obtain assurances that confidential treatment will be accorded to such information.
     (d) For purposes of this Section, “Confidential Information” will be deemed to include: (a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of City Bancorp or BancorpSouth, respectively, any predecessor entity or any subsidiary or other affiliate of City Bancorp or BancorpSouth (whether prepared by City Bancorp or BancorpSouth or by any other person and whether or not in written form) that is, has been or will be made available to another party hereto or its Representative by or on behalf of City Bancorp or BancorpSouth or any Representative of City Bancorp or BancorpSouth; (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is, has been or will be prepared by or for City Bancorp or BancorpSouth or any Representative of City Bancorp or BancorpSouth and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (a) of this sentence; (c) the existence and terms of this Agreement and the proposed terms of any other agreement contemplated hereby and the fact that information of the type referred to in clause (a) of this sentence has been made available to City Bancorp or BancorpSouth or any of their respective Representatives; and (d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving City Bancorp and BancorpSouth and the proposed terms of any such transaction. “Confidential Information” will not be deemed to include: (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by either a party hereto or by any of such party’s Representatives in violation of the terms hereof; (ii) any information that was in a disclosing party’s possession prior to the time it was first made available to such party or any of such party’s Representatives by or on behalf of the other parties hereto or any of the other party’s Representatives, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the person to whom such information relates or any other person with respect to any of such information; or (iii) any information that becomes available on a non-confidential basis from a source other than the other parties hereto, provided that such source is not bound by any contractual or other obligation of confidentiality to the party to whom the information relates or any other person with respect to any of such information.
     (e) If the transactions contemplated hereby are not consummated or if, at any time, either City Bancorp or BancorpSouth (each a “Requesting Party”) requests, the other party and its Representatives will promptly deliver to the Requesting Party any Confidential Information (and all copies thereof) obtained or possessed by such other party or any of its Representatives. Notwithstanding the delivery to the Requesting Party of Confidential Information pursuant to this Section, the parties and their Representatives will continue to be bound by their confidentiality obligations and other obligations under this Section.

     (f) Notwithstanding anything in any other agreement to the contrary, no investigation by BancorpSouth or its Representatives shall affect the representations, warranties, covenants or agreements of City Bancorp set forth herein, and the parties shall remain responsible to the extent provided herein.
     (g) The parties agree that the provisions of this Section 7.2 shall supersede any prior agreements between the parties with respect to the subject matter hereof; provided, however, that, notwithstanding the foregoing, the provisions of Section 9 of the letter agreement, dated as of June 12, 2006, by and between BancorpSouth and Stifel, shall remain in full force and effect.
7.3 Shareholder Meeting. City Bancorp shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “City Bancorp Shareholder’s Meeting”) to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. City Bancorp will, through its Board of Directors (but only if and to the extent it reasonably believes such action is consistent with the fulfillment of its fiduciary duties), recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.
7.4 Affiliates. City Bancorp shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.4.
7.5 NYSE Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.
7.6 Employee Benefit Plans; Existing Agreements.
     (a) As soon as administratively feasible after the Effective Time, to the extent permissible under the terms of the BancorpSouth Plans, the employees of City Bancorp and its Subsidiaries (the “City Bancorp Employees”) shall be eligible to participate in BancorpSouth’s employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of City Bancorp Employees in BancorpSouth’s employee benefit plans may occur at different times with respect to different plans) except as provided below; provided however, that City Bancorp Employees shall not be eligible for participation in the BancorpSouth defined benefit pension plan.
     (b) With respect to each BancorpSouth Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with City Bancorp shall be treated as service with BancorpSouth; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable City Bancorp Plan. City Bancorp employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BancorpSouth Plan.
     (c) As of the Effective Time, except as otherwise agreed and as described in Section 8.2(g) below, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries to assume and to honor, in accordance with their terms, all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between City Bancorp or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the City Bancorp Disclosure Schedule.
     (d) If requested by BancorpSouth, prior to the Effective Time, City Bancorp shall freeze, amend, spin-off, merge or take other action with respect to any Employee Plan (including terminating such plans immediately prior to and conditioned upon the occurrence of the Effective Time) that BancorpSouth, in its sole discretion, deems advisable and not inconsistent with this Agreement (together, the “Designated Plans”), and provide all required notices to participants and appropriate governmental agencies. With respect to those Designated Plans that are maintained by City Bancorp as qualified under section 401(a) of the Code, BancorpSouth will take appropriate actions to provide for the rollover of distributions therefrom into the appropriate tax-qualified retirement plan of BancorpSouth, provided that the acceptance of rollovers would not jeopardize the tax-qualified status of any BancorpSouth Plan. Prior to the Effective Time, City Bancorp shall amend the Designated Plans to eliminate any benefit, right, subsidy, payment or accrual that would otherwise result from the transactions contemplated by this Agreement or any other change in the control of City Bancorp. City Bancorp will take appropriate action to terminate the City Bancorp Stock Purchase Plan prior to the Closing and to refund all amounts withheld from participants thereunder that have not previously been applied to the purchase of City Bancorp common stock.
     (e) Notwithstanding anything herein to the contrary, City Bancorp shall obtain the consent prior to the Merger of all holders of a City Bancorp Option to the conversion of City Bancorp Options into New Options, as provided under the terms of Section 1.5. Such consent shall be in writing and in a form approved by BancorpSouth and shall include an acknowledgement of the correctness of the conversion and acceptance thereof without claims, sufficient to serve as a release and waiver of any claims against City Bancorp.
     (f) On or before December 31, 2006, City Bancorp shall pay all performance bonuses earned in 2006 for all employees who have employment agreements, as identified in Section 4.11(q) of the City Bancorp Disclosure Schedule.
7.7 Consents and Approvals. City Bancorp shall use its reasonable best efforts to obtain all third-party consents required under City Bancorp Contracts.
7.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.
7.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BancorpSouth and City Bancorp agrees (subject to any fiduciary duties of the City Bancorp Board of Directors) to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
7.10 Tax-Free Qualification. Each of BancorpSouth and City Bancorp shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
7.11 Indemnification of City Bancorp Directors and Officers.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, other than the litigation which is the subject of the Escrow Agreement and any related claims, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of City Bancorp or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of City Bancorp, any of the Subsidiaries of City Bancorp or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, BancorpSouth shall indemnify and hold harmless, subject in all respects to any limitations imposed by any statute, rule, regulation, administrative interpretation, or other law, including any procedural requirements or other conditions, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1) BancorpSouth shall have the right to assume the defense thereof and, upon such assumption, BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless an ethical conflict of interest arises for such firm of counsel in representing all Indemnified Parties), (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party if that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by any statute, rule, regulation, administrative interpretation, or other law. Any Indemnified Party wishing to claim Indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof; provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.11 except to he extent such failure to notify materially prejudices BancorpSouth. BancorpSouth’s obligations under this Section 7.11 shall continue in full force and effect without time limit from and after the Effective Time.
     (b) Until the merger of The Signature Bank with and into BancorpSouth Bank (the “Bank Merger”), City Bancorp prior to the Merger and BancorpSouth after the Merger shall maintain City Bancorp’s current directors’ and officers’ liability insurance policy to cover the officers and directors of The Signature Bank serving in such capacities immediately prior to the Effective Time. Prior to the Merger, City Bancorp shall purchase insurance and after the Merger BancorpSouth shall maintain insurance to cover the officers and directors of City Bancorp or its Subsidiaries (including The Signature Bank, with such insurance for The Signature Bank’s officers and directors to be purchased after the Bank

Merger) serving in such capacities immediately prior to the Effective Time for a period of five (5) years from the Effective Time, to the extent reasonably necessary to provide the same coverage in effect prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, with the cost of any such insurance to be approved by BancorpSouth, in its sole discretion. Prior to the Merger, City Bancorp shall purchase tail insurance coverage for all other claims made policies of City Bancorp in effect prior to the Effective Time for a period of five (5) years from the Effective Time, to the extent reasonably necessary to provide the same coverage in effect prior to the Effective Time, with the cost of any such insurance to be approved by BancorpSouth, in its sole discretion.
     (c) In the event BancorpSouth or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this Section.
     (d) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
7.12 Trust Preferred Securities. Each of BancorpSouth and City Bancorp will use commercially reasonable efforts to cause BancorpSouth to succeed to City Bancorp’s rights, interests and obligations pursuant to the indentures, dated as of September 25, 2003 and December 21, 2004, regarding certain floating rate junior subordinated debt securities (collectively, the “Indentures”), including the execution of supplemental indentures and other necessary documentation, getting necessary consents and obtaining any required legal opinions, and to take all necessary steps to cause the current Administrators (the “Predecessor Administrators”) to resign and to appoint successor Administrators acceptable to BancorpSouth, in its sole discretion (the “Successor Administrators”).
ARTICLE VIII. CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the shareholders of City Bancorp under applicable law.
     (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of City Bancorp upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”)

preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
8.2 Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of City Bancorp set forth in Article IV of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article IV of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects (with respect to City Bancorp and its Subsidiaries, taken as a whole), in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that Section 4.2 (Capitalization) shall be true and correct without qualification. BancorpSouth shall have received a certificate signed on behalf of City Bancorp by the Chief Executive Officer and the Chief Financial Officer of City Bancorp to the foregoing effect.
     (b) Performance of Obligations of City Bancorp. All obligations of City Bancorp under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and BancorpSouth shall have received a certificate signed by the Chief Executive Officer of City Bancorp to such effect.
     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
     (d) Dissenters’ Rights. The holders no more than 7% of the total outstanding shares of City Bancorp Common Stock shall have exercised dissenters’ rights with respect to the transactions contemplated by this Agreement.
     (e) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, LLP, counsel to BancorpSouth (“BancorpSouth’s Counsel”), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and City Bancorp will each be a party to that reorganization. In rendering such opinion, BancorpSouth’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, City Bancorp and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and City Bancorp will cooperate with each other and BancorpSouth’s Counsel in executing and delivering to BancorpSouth’s Counsel customary representations letters in connection with such opinion.
     (f) Consent of Option Holders. BancorpSouth shall have received all consents pursuant to Section 7.6(e) of this Agreement.
     (g) Employment Agreements. BancorpSouth shall have received executed amended and restated employment agreements for the employees identified in Section 4.11(q) of the City Bancorp Disclosure Schedule, in form and substance satisfactory to BancorpSouth.

     (h) Consents to Transaction. BancorpSouth shall have received a signed consent to the transaction contemplated by this Agreement for each contract requiring consent as listed in Section 4.14(a) of City Bancorp Disclosure Schedule, in each case in form and substance satisfactory to BancorpSouth.
     (i) Tail Insurance. City Bancorp shall have, at its sole expense, amended, modified or obtained tail coverage to provide continuing coverage under its existing insurance policies on terms and in form and substance satisfactory to BancorpSouth.
     (j) Release of Liens. City Bancorp shall have secured the release of the liens set forth in Section 4.2(b) of the City Bancorp Disclosure Schedule and all additional liens set forth in Section 8.2(j) of the City Bancorp Disclosure Schedule and a termination of any loan or credit agreements or similar documents related to all such liens.
     (k) Escrow Agreement. BancorpSouth shall have received an executed copy of the Escrow Agreement from the Escrow Agent and City Bancorp.
     (l) Indentures. BancorpSouth shall have taken all actions necessary for it to succeed to City Bancorp’s rights, interests and obligations pursuant to the Indentures, and the Predecessor Administrators shall have been replaced by the Successor Administrators.
     8.3 Conditions to Obligations of City Bancorp. The obligation of City Bancorp to effect the Merger is also subject to the satisfaction or waiver by City Bancorp at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of BancorpSouth set forth in Article V of this Agreement, to the extent qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all respects, subject to such qualifications, and those set forth in Article V of this Agreement that are not qualified as to “materiality” or “Material Adverse Effect”, shall be true and correct in all material respects (with regard to BancorpSouth and its Subsidiaries, taken as a whole), in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. City Bancorp shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to the foregoing effect.
     (b) Performance of Obligations of BancorpSouth. All obligations of BancorpSouth under this Agreement that are to be performed prior to the Closing, to the extent qualified as to materiality or a Material Adverse Effect, shall have been performed in all respects, and to the extent not so qualified, shall have been performed in all material respects, and City Bancorp shall have received a certificate signed by the Chief Executive Officer of BancorpSouth to such effect.
     (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
     (d) Federal Tax Opinion. City Bancorp shall have received an opinion from Polsinelli Shalton Welte Suelthaus PC (“City Bancorp’s Counsel”), or other counsel reasonably satisfactory to City Bancorp, in form and substance reasonably satisfactory to City Bancorp, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that BancorpSouth and City Bancorp will each be a party to that reorganization. In rendering such opinion, City Bancorp’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, City Bancorp and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and City Bancorp will cooperate with each other and City Bancorp’s Counsel in executing and delivering to City Bancorp’s Counsel customary representations letters in connection with such opinion.
     (e) Escrow Agreement. City Bancorp shall have received an executed copy of the Escrow Agreement from the Escrow Agent and BancorpSouth.
ARTICLE IX. TERMINATION AND AMENDMENT
9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of City Bancorp:
     (a) By mutual consent of City Bancorp and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
     (b) By either BancorpSouth or City Bancorp upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;
     (c) By BancorpSouth or City Bancorp upon written notice to the other party if the Merger shall not have been consummated on or before June 1, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
     (d) By BancorpSouth or City Bancorp upon written notice to the other party if any approval of the shareholders of City Bancorp required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the City Bancorp Shareholders’ Meeting or at any adjournment or postponement thereof;
     (e) By either BancorpSouth or City Bancorp upon written notice to the other party (provided that the terminating party is not then in material breach of any representation or warranty or material breach of any covenant or other agreement contained herein) in the event of either: (i) if any of the representations or warranties set forth in this Agreement on the part of the other party hereto shall be or become materially untrue or incorrect, and such representation is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to the party making such representation; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, and such breach is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to such other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by City Bancorp) or Section 8.3(a) (in the case of a breach of a representation or warranty by BancorpSouth);

     (f) By BancorpSouth upon written notice to City Bancorp if City Bancorp’s Board of Directors shall have failed to recommend in the Proxy Statement that City Bancorp’s shareholders approve and adopt this Agreement, or City Bancorp’s Board of Directors shall have withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval or recommendation of this Agreement and the transactions contemplated hereby, or if City Bancorp or The Signature Bank enters into any letter of intent, agreement in principle, or acquisition or similar agreement related or with respect to any Acquisition Proposal; or
     (g) By the Board of Directors of City Bancorp, if it determines by a vote of a majority of the members of its entire Board, at any time during the 10-day period commencing two days after the Determination Date, if the Average BancorpSouth Common Stock Price is less than the City Bancorp Termination Price;
subject, however, to the following: If the City Bancorp Board of Directors elects to so terminate this Agreement pursuant to this Section 9.1(g), it shall give written notice thereof to BancorpSouth immediately following such vote. During the five-day period commencing with its receipt of such notice, BancorpSouth shall have the option to elect to increase the Exchange Ratio to that number which would cause the dollar value of the Stock Consideration valued using the Average BancorpSouth Common Stock Price to be equal to that which would have been payable had the Average BancorpSouth Common Stock Price been equal to the Lower Price. If BancorpSouth makes an election contemplated by the preceding sentence within such five-day period (the “Adjustment Period”), it shall give prompt written notice to City Bancorp of such election (the “Adjustment Notice”) pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(g). Notwithstanding the foregoing, if BancorpSouth does not provide the Adjustment Notice within the Adjustment Period or notifies City Bancorp that it does not intend to increase the Exchange Ratio as described above, City Bancorp may withdraw its notice of election to terminate this Agreement pursuant to this Section at any time prior to the expiration of three business days after expiration of the Adjustment Period.
9.2 Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or City Bancorp as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 9.2, 9.3, 10.3, 10.4 and 10.12 shall survive any termination of this Agreement (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, and City Bancorp shall not be relieved or released from any obligation to make payment to BancorpSouth pursuant to Section 9.3 hereof.
9.3 Termination Fee. City Bancorp shall pay to BancorpSouth, upon demand, by wire transfer of immediately available funds, the sum of $4,500,000 (the “Termination Fee”) if (A) this Agreement is terminated (1) by BancorpSouth pursuant to (i) Section 9.1(f), or (ii) Section 9.1(e), other than as a result of circumstances beyond the control of City Bancorp, or (2) terminated by City Bancorp or BancorpSouth pursuant to Section 9.1(d) and (B) an Acquisition Proposal has been made or is made at any time within a nine (9) month period after such termination of this Agreement and actions have been taken or are taken by the board of directors of City Bancorp to pursue further discussions or negotiations regarding such Acquisition Proposal within such nine (9) month period.
9.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of City Bancorp; provided, however, that after any approval of the transactions contemplated by this Agreement by City Bancorp’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.5 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X. GENERAL PROVISIONS
10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on the next business day (or such later date as the parties hereto shall mutually agree) following the later of (i) the City Bancorp Shareholders’ Meeting or (ii) the first business day after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at City Bancorp, 4039 S. Kansas Expressway, Springfield, Missouri 65807, or at such other time, date and place as is agreed to by the parties hereto.
10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 10.3 hereof) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, which include, without limitation, the covenants set forth in Section 7.11 hereof.
10.3 Expenses. All costs and expenses, including legal, accounting and financial advisory fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to BancorpSouth, to:	BancorpSouth, Inc. One Mississippi Plaza Tupelo, Mississippi 38804 Attention: Chief Executive Officer Facsimile: (662) 680-2006

with a copy (which shall not constitute notice) to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700
Nashville, Tennessee 37219 Attention: Ralph W. Davis, Esq. Facsimile: (615) 244-6804

and
(b) if to City Bancorp, to:	City Bancorp 4039 S. Kansas Expressway Springfield, Missouri 65807
Attention: David A. Kunze Facsimile: (417) 889-0751

with a copy (which shall not constitute notice) to:	Polsinelli Shalton Welte Suelthaus PC
7733 Forsyth Boulevard, 12th Floor
St. Louis, Missouri 63105 Attention: Kenneth H. Suelthaus Facsimile: (314) 727-7166
10.5 Interpretation.
     (a) In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) when a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement, as applicable. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 31, 2006. Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require, and (ii) the term “or” shall mean “and/or.” For purposes of this Agreement, “knowledge” means, with respect to an individual, such individual is actually aware, after reasonable inquiry, of the particular fact, matter, circumstance or other item, and, with respect to any party, entity or other person other than an individual, any individual who is serving as a director, chairman, chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, controller, chief credit officer, general counsel, senior or executive vice president, or regional chairman of such party, entity or other person or other officer, regardless of title, thereof charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates, has or at any time had “knowledge” of such fact, matter, circumstance or other item. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal. References to any Governmental Entity or Regulatory Agency include any successor to that Governmental Entity or Regulatory Agency.
     (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.
10.6 Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto herein, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein.
10.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party hereto, it being understood that all parties need not sign the same counterpart.
10.8 Entire Agreement. This Agreement (including the schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement and, except as specifically provided herein, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to the conflicts of laws principles of any jurisdiction.
10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.
10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.12 Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor City Bancorp shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld or delayed.
10.13 Assignment; Successors; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the Indemnified Parties, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
10.15 Consent to Jurisdiction. Each party consents to non-exclusive jurisdiction for any action or proceeding for the enforcement of any right, remedy, obligation or liability arising under or in connection with this Agreement in the state courts located in Tupelo, Mississippi or the federal courts located in Aberdeen, Mississippi.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.

BANCORPSOUTH, INC.

By:	/s/ Aubrey B. Patterson

Aubrey B. Patterson
Chairman and Chief Executive Officer

CITY BANCORP

By:	/s/ David A. Kunze

David A. Kunze
Chairman and Chief Executive Officer
     BancorpSouth shall furnish supplementally a copy of any of the schedules to this Merger Agreement to the SEC upon request.